WABCO Expats Inc.

WABCO

INTERNATIONAL ASSIGNMENT LETTER

Dear Jason,

INTERNATIONAL ASSIGNMENT

I am pleased to confirm our offer for the position of **Controller** based in Brussels, Belgium. Your assignment will be effective from August 1st, 2013.

To ensure that you understand the HR and administrative aspects of your international assignment, the following summary of your assignment terms and conditions has been prepared:

OBJECT AND TERMS OF THE ASSIGNMENT

You will be an employee of WABCO Expats Inc. and will continue to report at regular intervals to your home country line manager. During the assignment, the provisions of your current employment contract remain in effect, unless otherwise specified in this letter. The provisions of this letter will automatically expire upon termination of the assignment.

By accepting this assignment, you hereby waive any rights to severance or redundancy or equivalent payments under applicable Belgian legislation.

It is a condition to your assignment that you obtain Work Permit and medical certificate to be entitled to work in Belgium.

DURATION

The assignment shall start on August 1st, 2013 upon availability of the work permit and entry Visa. The assignment shall last for a period of 5 years. It can be extended upon need for the business and in respect of applicable legislation.

The Company reserves the right to unilaterally terminate the assignment earlier with a notice period of 30 days.

WABCO Expats Inc.

LOCATION

During the assignment, you shall in principle be based at the Host Company's premises located in Brussels, Belgium. In view of the international character of the Company however, you might be required to travel both within and outside Belgium during the assignment.

You shall observe the work schedule of the Host Company.

REMUNERATION

You will remain on the U.S. salary structure. Salary increases will be based on U.S. pay practices and budget. Your current annual gross base salary will be will be USD 190,000.

Your salary will continue to be paid into your U.S. bank account.

During the assignment you will continue to participate into the U.S. Company Benefit Plan concluded by the Company for the benefit of its personnel. This participation is subject to the terms and conditions as described in the Plan's provisions. Your personal contribution into the Company Benefit Plan will be deducted from your monthly salary.

INCENTIVES

You will participate in the "*Annual Incentive Plan*" of the Company, with a gross target bonus of 30% of base pay. The bonus amount that might be granted to you shall depend on the realization of certain objectives both on an individual level and on the level of the Company's and/or Group's results. These objectives shall be determined annually and shall be the subject matter of a specific agreement.

Your AIP bonus will be paid into your U.S. bank account.

You will also start participating in the "*Long term Incentive Plan*" of the Company, with a gross target bonus of 25% of base pay. Your participation will be considered on base of a 4 years gradual phasing-in principle (25%, 50%, 75%, 100% of target bonus, for respectively year 1 to year 4 of the assignment). The bonus amount that might be granted to you shall depend on the realization of certain financial objectives, at global level of the Company's results. These objectives shall be determined on basis of a 3 year period and shall be the subject matter of a specific agreement.

Your LTIP bonus will be paid into your U.S. bank account.

PREMIUMS & ALLOWANCES

- To preserve your home country purchasing power and to reimburse for additional expenses resulting from the international assignment, the Company will provide an annual Goods and Service allowance according the Mercer/ORC Tables.

  During the first year of assignment, the amount will be based on the Mercer Convenient Index.

During the second year of assignment, the amount will be based on the Mercer Efficient Index.

As of the third year of assignment, the amount will be based on the Mercer Mean to Mean Index.

The differential between Convenient, then Efficient and Mean to Mean Index relating to first 2 years will be paid out as a one-time net allowance of USD 29,251 at the start of the assignment.

The Goods and Service allowance based on Mean to Mean Index will be no less than USD 14,207.

As this allowance reflects changes in the relative cost of living and exchange rates between the U.S. and Belgium, this amount is subject to regular reviews at least once per year and can be adjusted both upwards and downwards but will never be negative.

The Goods and Service allowance shall be paid monthly via your home country payroll. The allowance should be considered as net of income tax and social security contributions, implying that any income tax or social security charges possibly levied thereon shall be borne by the Company.

- You will allocated a one-only Flexmob budget of USD 19,000.

  The Flexmob budget can be used throughout the assignment period and is dedicated to payment of specific expenses defined in the International Assignment Policy. Payment of those expenses is subordinated to submission and approval of expense notes sustaining the evidence of related costs. The benefit of this budget shall be considered as net of income tax and social security contributions.

RELOCATION

You will receive a one time Relocation Allowance of USD 15,833 to cover all miscellaneous expenses associated with your relocation to Belgium. The allowance should be considered as net of income tax and social security contributions, implying that any income tax or social security charges possibly levied thereon shall be borne by the Company.

In addition, the Company will meet the costs of shipping necessary and reasonable personal effects and household goods, by the most appropriate mode of transport, to and from the host country, in accordance with the International Assignment Policy. The Company will also pay for storage of goods in the US in case of sale in the home country and only upon your request. This benefit will be limited to two years.

HOUSING & UTILITIES

The Company will pay for reasonable and customary temporary furniture until shipped goods are delivered at the host location.

As of date of settlement in permanent accommodation, the Company will pay a net monthly Housing Allowance of EUR 3,000.

The Housing Allowance shall be paid monthly via your home country payroll. The allowance should be considered as net of income tax and social security contributions, implying that any income tax or social security charges possibly levied thereon shall be borne by the Company.

As of date of settlement in permanent accommodation, the Company will pay a net monthly Utilities Allowance of EUR 250

The Utilities Allowance shall be paid monthly via your home country payroll. The allowance should be considered as net of income tax and social security contributions, implying that any income tax or social security charges possibly levied thereon shall be borne by the Company.

TRANSPORTATION

You will be provided with a Company Car as per the Belgian Company car Policy.

EDUCATIONAL ASSISTANCE

The Company will provide you educational assistance for the education of your children in Belgium from the age of 5 until grade 12 (or up to end of secondary school), by paying tuition, compulsory school books, and organized school transport.

HOME LEAVE

In accordance with the International Assignment Policy, the Company will, after each period of 12 months on assignment, pay for 1 home leave for you and your accompanying family to return to your home country.

ANNUAL VACATION

You are entitled to the annual vacation provided by U.S. law. Furthermore, you will be entitled to the bank holidays applicable in the Host Country.

TAX EQUALIZATION

For the duration of the assignment you will be subject to the provisions of the Company Tax Equalization Policy. The basic objective of the policy is that you are not advantaged or disadvantaged from a tax or social security contributions perspective as a result of accepting this international assignment.

For the purposes of applying this tax equalization clause, a hypothetical tax (and if applicable social security contribution) that broadly represents the tax and social security you would have paid had you stayed in your home country shall be withheld from your remuneration. In return, the Company shall pay all income taxes and additional social security charges effectively levied by the host country and home country tax and social security authorities.

Taxes arising on your personal income (such as interest, dividends, rental income and losses) are excluded from tax equalization and are your personal responsibility.

In view of the complexity of tax return filing obligations and of the specific knowledge required for the application the tax equalization, the Company has selected Deloitte both for the preparation of the tax returns to be filed throughout the duration of this assignment and for the implementation of the tax equalization process. A consultant from Deloitte will provide you with a briefing at the start of your assignment to outline the tax implications of your assignment.

In accepting this assignment, you agree to co-operate with the Company and Deloitte in the preparation of your host country and home country tax returns and to carefully keep supporting documents as notified to you by the Deloitte consultant.

WABCO Expats Inc.

SOCIAL SECURITY COVERAGE

The Company will apply to the relevant social security authorities in order for you to be retained in the U.S. social security system for the duration of your assignment.

REPATRIATION

At the completion of your assignment in Belgium, the Company will reimburse you for the reasonable costs of your relocation back to U.S. or to a new assignment location in accordance with the international assignment policy.

If you end the employment relationship with the Company to accept employment with another company, there will be no payment or repatriation costs.

If the employment is terminated by the Company for cause, no repatriation expenses will be reimbursed or paid by the Company.

APPLICABLE LAW/JURISDICTION

Any dispute arising from, or during your assignment will be handled in U.S. and will be subject to U.S. legislation.

Please acknowledge your acceptance by signing and returning the enclosed duplicate copy of this letter.

Yours sincerely,

Date: 23/5/2013

Jason Campbell

23/5/13

Christopher Harrison
Chief Human Resources Officer